UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

June 9, 2023

Akumin Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-39479	88-4139425
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8300 W. Sunrise Boulevard Plantation, Florida	33322
(Address of principal executive offices)	(Zip Code)

(844) 730-0050

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered or to be registered pursuant to Section 12(b) of the Act.

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	AKU	The Nasdaq Stock Market LLC
Common Stock, $0.01 par value per share	AKU	Toronto Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Krishna Kumar

On June 12, 2023, Akumin Inc. (the “Company”), announced the appointment of Krishna Kumar to serve as President and Chief Operating Officer of the Company effective Friday June 16, 2023. Prior to joining the Company, Mr. Kumar, age 52, served as Senior Vice President & Business Leader - Precision Diagnosis at Koninklijke Philips N.V. (“Philips”) from March 2019 to June 2023. Mr. Kumar previously served as Global Business Leader - Emerging Businesses at Philips from July 2015 to March 2019. Prior to joining Philips, Mr. Kumar served in leadership roles across the US, Japan, China and India with Johnson & Johnson. Mr. Kumar holds an undergraduate degree from Bangalore University in India, a Master of Business Administration degree from the Kellogg School of Management at Northwestern University and a post-graduate degree in management from the Indian Institute of Management.

There are no arrangements or understandings between Mr. Kumar and any other person pursuant to which he was selected as an executive officer of the Company, and there are no family relationships between Mr. Kumar and any of the Company’s directors or executive officers. Mr. Kumar has no direct or indirect material interest in any existing or currently proposed transaction that would require disclosure under Item 404(a) of Regulation S-K.

Summary of Material Terms of Krishna Kumar’s Offer Letter

The Company and Mr. Kumar entered into an Offer Letter, dated June 9, 2023 (the “Offer Letter”) in connection with Mr. Kumar’s appointment as President and Chief Operating Officer of the Company.

The Offer Letter provides that Mr. Kumar will receive the following compensation for his services beginning June 16, 2023:

•	a base salary of $650,000 per year;

•

a one-time signing bonus of $300,000 payable in cash in two installments, $150,000 on the first payroll date following commencement of Mr. Kumar’s employment and $150,000 on the first payroll date following the one-year anniversary of the commencement his employment, provided that he remain employed by the Company on such date;

•	a grant of 250,000 restricted stock units on July 15, 2023 under the terms of the Company’s Amended and Restated Restricted Share Unit Plan (the “RSU Plan”);

•	eligibility to receive incentive cash bonuses under the Company’s Management Incentive Plan (the “MIP”) based on targets commensurate with other senior management level MIP targets;

•	eligibility to receive grants under the Company’s Long Term Incentive Plan consistent with other senior management; and

•	participation in the Company’s standard benefits program.

As an executive officer, Mr. Kumar will also enter into the Company’s form of indemnification agreement for executive officers and directors. In addition, Mr. Kumar will enter into the Company’s standard confidentiality and non-solicitation agreement.

If Mr. Kumar’s employment is terminated within the 12 months following a Change of Control (as defined in the RSU Plan), Mr. Kumar will receive a payment equal to 12 months of his then base salary and a bonus under the terms of the MIP equal to 75% of his then base salary.

The Company may terminate Mr. Kumar’s employment at any time, with or without cause or advance notice.

The foregoing summary of the Offer Letter is not complete and is qualified in its entirety by reference to the full text of the Offer Letter, a copy of which is filed as exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Offer Letter, dated June 9, 2023, by and between the Company and Krishna Kumar.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Akumin Inc.

Date: June 15, 2023	By:	/s/ Riadh Zine
Riadh Zine Chairman, Chief Executive Officer and Director